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* Confidential treatment has been requested for certain portions of this exhibit.

                              SPONSORSHIP AGREEMENT

         This Sponsorship Agreement ("Agreement") is entered into as of December 18, 1998, by and between Ford Motor Media, a division of J. Walter Thompson ("FMM") with offices at 300 Renaissance Center, Detroit, Michigan 48243 and iVillage, Inc., ("iVillage") with offices at 170 Fifth Avenue, New York, New York 10010. FMM and iVillage may be referred to generically as a "Party", or collectively as "Parties".

         WHEREAS, iVillage operates a site on the World Wide Web and America Online (the "Network"), which contains channels including Parent Soup, ParentsPlace, Better Health and Armchair Millionaire as well as career, fitness & beauty, relationships, work from home, travel, money and food channels.

         WHEREAS, FMM seeks to promote the sale of its automotive products across the Network.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, iVillage and FMM hereby agree as follows:

1.       Term and Termination.

         A. Term. The initial production period shall be for a period of two (2) months to commence on November 4, 1998 (the "Production Period"), and the remaining term of this Agreement shall be for a period of twenty four (24) months to commence on the tentative launch date of January 4, 1999, unless terminated earlier as provided herein (the "Promotion Period"), (The Production Period and the Promotion Period shall be collectively referred to as the "Initial Term"). The Parties agree that prior to July 1, 2000, iVillage will provide FMM with the opportunity to renew this Agreement (the "Renewal Term") on terms set forth in a proposal (the "Proposal) to be presented to FMM. FMM shall indicate its acceptance or rejection of the Proposal no later than August 31, 2000. If iVillage does not receive FMM's acceptance or rejection of the Proposal by August 31, 2000, iVillage may interpret FMM's non response as a rejection of the Proposal. The Proposal shall include maximum payment fees by FMM with respect to the Renewal Term.

         B. Termination. In the event of a material breach by either Party of any term of this Agreement, the non-breaching Party may terminate this Agreement by written notice to the breaching Party if the breaching Party fails to cure such material breach within thirty (30) days of receipt of written notice thereof. In addition, either Party may terminate this Agreement effective upon written notice stating its intention to terminate in the event the other Party
(i) ceases to function as a going concern or to conduct operations in the normal course of business, or (ii) has a petition filed by or against it under any state or federal bankruptcy or insolvency law which petition has not been dismissed or set aside within sixty (60) days of its filing. In addition to the foregoing, if on or after January 31, 2000, either Party determines, based upon reasonable and mutually agreed upon measurable standards, that (x) the other Party has materially underperformed its obligations pursuant to this Agreement or (y) the expectations of such Party have been materially unfulfilled, such Party may terminate this Agreement upon ninety (90) days written notice to the other Party. Additionally, in the event of a prolonged and/or substantial

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strike which materially and adversely affects Ford's ability to produce and sell cars, the Parties will work together in good faith to amend or terminate this Agreement.

2.       Promotion.

         A. During the Production Period, iVillage will design, develop, construct and host a Ford bridge site (the "Bridge Site") which shall include approximately [*] pages of content and other interactive material such as a travel planner or a car design feature. During the Promotion Period, iVillage will continue to host, maintain and update the Bridge Site. Upon receipt from iVillage of the proposed Bridge Site design and content, FMM shall have no more than five (5) business days in which to provide iVillage with its acceptance or rejection of the design and content. If iVillage does not receive FMM's acceptance or rejection of such within the allotted time, iVillage shall deem FMM's silence as acceptance. The Parties shall work together to determine the content mix and delivery deadlines in order to maximize the effectiveness of the sponsorship campaign.

         B. During the Initial Term, iVillage will design, create and deliver [*] Ford-branded advertising units. The advertising units shall be subject to FMM's final approval. iVillage will deliver approximately [*] new advertising units each during the Promotion Period. For purposes of this Agreement, an advertising unit can include but shall not be limited to banners in the form of rich media, java-based, animated, daughter and/or pull-down banners, or a combination of appropriate technologies, and which shall represent and be defined by industry standards.

         C.

                  (i) During the Promotion Period, iVillage will deliver a minimum of [*] advertising impressions, in an equal proportion each month. Subject to reasonable written notice to iVillage, FMM may request a reasonable reallocation of impressions as determined by FMM. The advertising units of Ford Division and other Ford Motor Company entities shall be served by a third party advertisement server, which shall be compliant with Net gravity, or Doubleclick or other compatible technology.

                  (ii) During the Promotion Period, iVillage traffic shall be audited by a third party traffic auditor listed on Exhibit A and iVillage shall provide FMM with relevant reports on a biweekly basis. iVillage will provide ongoing marketing, creative, technical and editorial consultation to FMM.

                  (iii) In the event that iVillage fails to deliver the advertising impressions during the Promotion Period, FMM shall have the option of either (a) extending the Initial Term of this Agreement for an additional three (3) month period to "make good" the undelivered impressions or (b) requiring iVillage to refund to FMM an amount equal to [*] for each [*] impressions which were not delivered.

                  (iv) However, if iVillage falls to deliver the advertising impressions during the Promotion Period and FMM desires that iVillage "make good" the undelivered impressions and extend the Initial Term pursuant to option (a) set forth in Section 2.C.(iii), if the Parties have decided not to renew the Initial Term and iVillage desires to enter into an agreement with an entity whose business(es) would pose a conflict to FMM
                                       2
         or Ford Motor Credit, then iVillage, at iVillage's option, may refund the remaining impression deficiency to FMM, and immediately upon pavement of such, the "make good" obligation shall terminate.

         D. During the Initial Term, iVillage will design and administer, (i) a minimum of [*] online conferences which shall include live chats and the archiving of conference transcripts (dates of such conferences shall be determined by FMM and shall occur approximately once every two months, but not earlier than March 1, 1999 and FMM shall provide iVillage with not less than forty five (45) days advance notice of any conference); (ii) a minimum of [*] online polls; (iii) a minimum of [*] sixty-second surveys; (iv) a minimum of [*] online focus groups; and (v) a minimum of [*] customized turn-key Network sweepstakes (iVillage shall be responsible for all aspects of the sweepstakes other than the prize(s) which shall be provided by Ford Motor Company ("FMC")). FMM and FMC's respective advertising agencies shall be free to provide input with respect to the aforementioned promotional efforts set forth in this section and shall have the opportunity to reasonably approve such efforts.

         E. During the Initial Term, iVillage will develop and administer [*] message boards pertaining to topics mutually determined by the Parties. The first message board shall be live on or about January 4, 1999, or in conjunction with the launch of the Bridge Site.

         F. During the Promotional Period, iVillage will place special Ford-branded text links, newsletter mentions, hotlinks and taglines throughout the Network. FMC shall have prior approval over all iVillage uses of any, Ford Mark, as defined below. In the event that any of the Ford-branded links and/or mentions set forth in this Section 2.F. are, in FMC's reasonable judgment, materially injurious to FMC. FMC shall provide written notice of such offense to iVillage. iVillage shall then have one (1) business day in which to cure said offense.

3. Reporting. During the Promotion Period, iVillage agrees to provide FMM with biweekly reports in connection with the promotional obligations set forth in this Agreement in addition to semi-annual executive reviews with iVillage management. All traffic reports shall be audited by the third party traffic auditor selected pursuant to Section 2.C.(ii). iVillage shall also provide, on a timely basis, impression tracking reports from a third party tracking system, confirming guaranteed impression delivery.

4. Exclusivity. For the Initial Term of this Agreement, iVillage agrees that Ford shall be the exclusive automobile manufacturer sponsor and advertiser throughout the Network, with respect to entities whose primary business is that of an automotive manufacturer and/or retailer. For purposes of this Agreement, the term "retailer" shall refer to an entity which sells new and/or used vehicles. In addition, in the event that iVillage desires to form a sponsorship relationship with an automobile rental company during the term of this Agreement, iVillage shall notify Hertz and provide Hertz with an opportunity to enter into such a relationship with iVillage, on not less favorable terms than those offered to any other automobile rental company. Once presented with an opportunity, Hertz shall have five (5) business days in which to accept or reject such terms. If iVillage does not receive Hertz's acceptance or rejection of such within the allotted time, iVillage shall deem Hertz's silence as rejection. The terms of any such relationship shall be mutually determined by the Parties. Notwithstanding the foregoing, FMC shall, on a non-exclusive basis,

                                       3

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be permitted to offer Ford Motor Credit car financing products related to the purchase of Ford vehicles.

5.       Fee.

         A. FMC agrees to pay iVillage, upon signing of this Agreement, an upfront, non-refundable, non-recoupable production and set up fee in the amount of [*]. In addition, FMM shall pay iVillage [*] in equal quarterly payments of [*] each, within ten (10) days after the end of each calendar quarter during 1999.

         B. In addition, FMM agrees to pay iVillage, [*] in equal quarterly payments of [*] each, within ten (10) days after the end of each calendar quarter during the year 2000.

6. Representations and Warranties. Each Party hereby represents and warrants that: (a) it is a corporation duly organized and validly existing and in good standing under the laws of the state of incorporation; (b) it has full power and authority to enter into this Agreement and to perform its obligations hereunder; (c) it has obtained all permits, licenses, and other governmental authorizations and approvals required for its performance under this Agreement, and (d) the services to be rendered and the materials provided by each Party under this Agreement neither infringe nor violate any patent, copyright, trade secret, trademark, or other proprietary right of any third party.

7. Proprietary Rights. Upon execution and delivery of this Agreement, iVillage assigns to FMC all right, title and interest in and to the content, design and intellectual property, rights created specifically for and unique to the Bridge Site, advertising units, and other promotional elements set forth in this Agreement (collectively, the "Materials"). Notwithstanding the foregoing, iVillage expressly retains all right, title and interest in and to the programs and software that are used in connection with the creation and operation of, but are not created specifically, for and unique to the Materials (the "iVillage Proprietary Materials"). FMC acknowledges and agrees that the iVillage Proprietary Materials are used by iVillage in creating and developing Web sites for itself and other parties. FMC further acknowledges and agrees that iVillage will be using certain licensed programs and software owned by third parties for portions of the development and creation of the Materials and that FMC will not acquire any right in or to those copyrighted materials. iVillage agrees to execute any and all necessary further documents that FMC may reasonably request to fully vest the intellectual property rights related to the Materials in FMC and, if requested, to reasonable assist FMC in registering such rights in the name of FMC.

8. Publicity. iVillage, FMC and FMM agree to collaborate on a joint press release ("Press Release") to include information regarding the subject matter of this Agreement and quotes from iVillage, FMC and FMM sources. The distribution list shall be approved by both Parties no less than five (5) business days prior to the release date. The Press Release and any quotes from either Party's sources must be approved by the other Party's public relations department, which also must be made aware of any pre-briefings with outside parties at least five
(5) days in advance of any pre-briefing. In addition, the iVillage and FMM public relations department, FMC and FMM must be informed, no less than five (5) days before the release date, of any third party who expresses interest in the Press Release.

                                       4

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9.       Licenses. FMM grants to iVillage, during the Initial Term of this
Agreement, a royalty-free, non-exclusive, worldwide license to use, reproduce and display Ford's tradenames, trademarks, service marks and logos (collectively, the "Marks") in connection with this Agreement. No right, title, license, or interest in any Marks owned by Ford or any of its affiliates is intended to be given to or acquired by iVillage by the execution of or the performance of this Agreement. iVillage shall not use the Marks for any purpose or activity except as expressly authorized or contemplated herein;

10. Confidentiality. Except as expressly set forth herein, iVillage and FMM shall maintain in confidence the terms of this Agreement. It is expected that, pursuant to discussions to date and to this Agreement, the Parties may disclose to one another certain information ("Confidential Information"), as defined herein, which is considered by the disclosing Party to be proprietary or confidential information. Confidential Information is defined as any, information, communication or data, in any form, including, but not limited to oral, written, graphic or electromagnetic forms, models or samples, which the disclosing Party desires to protect against unrestricted disclosure or use, including without limitation, business information, financial data and marketing data. All Confidential Information shall remain the sole property, of the disclosing Party and its confidentiality shall be maintained and protected by the receiving Party with the same degree of care as the receiving Party uses for its own confidential and proprietary information and the receiving Party shall not disclose such Confidential Information to any third party. The restrictions of the use or disclosure of any Confidential Information shall not apply to any Confidential Information: (i) after it has become generally available to the public without breach of this Agreement by the receiving Party; (ii) is rightfully in the receiving Party's possession prior to disclosure to it by the disclosing Party; (iii) is independently developed by the receiving Party; (iv) is rightfully received by the receiving Party from a third party, without a duty of confidentiality; or (v) is required to be disclosed under operation of law.


11. LIMITATION OF LIABILITY. NEITHER PARTY SHALL HAVE ANY LIABILITY HEREUNDER FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS OPPORTUNITIES, WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH.

         EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES AFJSING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.      Indemnification.

         A. iVillage agrees to indemnify, defend and hold harmless FMM and its client Ford Motor Company and their respective parents, subsidiaries, affiliates, successors and assigns from any and all third party losses, liabilities, damages, actions, claims, expenses and costs (including reasonable attorneys' fees) which result or arise out of or in connection with the breach of this

Agreement by iVillage or which result or arise out of or in connection with any material supplied by iVillage pursuant to this Agreement.

         B. FMM agrees to indemnify, defend and hold harmless iVillage and its parent, subsidiaries, affiliates, successors and assigns from any and all third party, losses, liabilities, damages, actions, claims, expenses and costs (including reasonable attorneys' fees) which result or arise out of or in connection with the breach of this Agreement by FMM or which result or arise out of or in connection with any material supplied by FMM or its client Ford Motor Company pursuant to this Agreement.

13.      General Provisions.

         A. Relationship of the Parties. Nothing contained herein shall imply any partnership, joint venture or agency relationship between the Parties and neither Party shall have the power to obligate or bind the other in any manner whatsoever, except to the extent herein provided.

         B. Severability. If any provision of this Agreement shall be declared by any court of competent Jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         C. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         D. Notices. All notices, requests, demands, payments and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied or sent by nationally recognized overnight carrier, or mailed by certified mail, postage prepaid, return receipt requested, as follows:

         If to FMM:

                             Ford Motor Media
                             500 Woodward Avenue
                             Detroit, Michigan 48226-3428
                             Attention:  Carol Wright
                             Tel: (313) 964-2954
                             Fax: (313) 964-2315

         If to iVillage:

                             iVillage, Inc.
                             170 Fifth Avenue
                             New York, New York 10010
                             Attention: Vice President Business/Legal Affairs
                             Tel: (212) 206-3106
                             Fax: (212) 604-9133

                                       6

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E.      Force Majeur. Except as otherwise expressly provided in this Agreement, neither Party shall be liable for any breach of this Agreement for any delay or failure of performance resulting from any cause beyond such Party's reasonable control, including but not limited to the weather, strikes or labor disputes (other than as set forth in Section 1.B), war, terrorist acts, riots or civil disturbances, government regulations, acts of civil or military authorities, or acts of God provided the Party affected takes all reasonably necessary steps to resume full performance. In the event that the Network or the Bridge Site are unavailable for a substantial period of time due an event of force majeur or otherwise, iVillage agrees to use commercially reasonable efforts to "make good" any impressions lost as a result of such circumstance.

F. Entire Agreement. This Agreement (i) constitutes the binding agreement between the Parties, (ii) represents the entire agreement between the Parties and supersedes all prior agreements relating to the subject matter contained herein and (iii) may not be modified or amended except in writing signed by the Parties.

G. Survival. The following sections shall survive any termination or expiration of this Agreement: 6, 7, 10, 11, 12 and 13.

H. Governing Law. Agreement shall be governed by, and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.

I. Assignment. Neither Party shall sell, transfer or assign this Agreement or the rights or obligations hereunder, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, upon prior written notice by Ford Motor Company to iVillage, this Agreement may be assigned by FMM to another advertising agency, and in such event, FMM will be released from all financial and other obligations under this Agreement.

J. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only.

         IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

                                       7

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FOR FORD CENTRAL MEDIA FOR iVILLAGE, INC.

 /s/ Mark A. Kaline                      /s/ Steven Elkes
--------------------------------------  ---------------------------------------
(Name)                                  (Name

Media Manager                           Vice President Business/]Legal Affairs
--------------------------------------  ---------------------------------------
(Title)                                 (Title)

     1/12/99                                 12/18/98
--------------------------------------  ---------------------------------------
(Date)                                  (Date)

 /s/ Mark A. Kaline                      /s/ Steven Elkes
--------------------------------------  ---------------------------------------
(Signature)                             (Signature)

                                       8

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                                    EXHIBIT A
                                    ---------

                          Third Party Traffic Auditors

         ABC
         I/PRO
         PWC
         DoubleClick

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